Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Second Quarter 2018 Results

Revenue increased 179% and 190%, respectively, compared to the three and six-month periods in the prior year

Call scheduled for today, August 7, at 4:30 pm ET

TUCSON, Ariz., August 7, 2018 – HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a provider of instruments, reagents and services for molecular profiling applications, today reported financial results for the three and six-month periods ended June 30, 2018.

Recent Accomplishments & Highlights:

•	Achieved revenue of $4.9 million and $9.1 million for the three and six-month periods ended June 30, 2018, respectively, which represents a 179% and 190% increase over the respective periods in 2017.

•

Featured a new comprehensive Precision Immuno-Oncology panel quantifying expression of nearly 1,400 genes at the 2018 American Society of Clinical Oncology (ASCO) annual meeting, in preparation for an expected commercial launch this month. This panel is automated on the HTG EdgeSeq instrument and optimized for low sample input.

•

Executed a master agreement with Oncologie, Inc. (“Oncologie”) to partner on the development of biomarkers associated with Oncologie’s immuno-oncology drug development utilizing HTG’s assay development and VERI/O service lab capabilities. Oncologie has several later stage drugs in their pipeline and is dedicated to biomarker-driven clinical development for immuno-oncology.

•

Entered into a non-exclusive license and supply agreement with Firalis S.A. (“Firalis”) supporting potential commercialization of a theranostic test to predict rheumatoid arthritis patient response to anti-TNF α therapy. HTG will provide the instrumentation and reagent kits to support Firalis’s commercialization plans, expected to include both a central lab and distributed business model.

“The company continues to execute well against our 2018 objectives and longer-term strategies”, said TJ Johnson, Chief Executive Officer of HTG. “We are excited about the imminent launch of our new immuno-oncology panel, and other new panels planned for launch in Q4, and we believe we are gaining momentum from our recent investments into additional sales positions, which we expect to impact our results in the back half of the year.”

Second Quarter 2018 Financial Results:

Total revenue for the second quarter of 2018 was $4.9 million, an increase of 179% over the same period in the prior year and 18% over the first quarter of 2018. The increase in current year revenue was primarily due to our BioPharma development programs and steady growth of our RUO profiling services.

Product and product-related services revenue for the second quarter of 2018 was $2.0 million, compared to $1.5 million for the same period in the prior year. Collaborative development services revenue for the second quarter of 2018 was approximately $2.9 million compared to $0.3 million for the same period in the prior year.

Net loss from operations for the second quarter of 2018 was $4.1 million compared to $5.5 million for the same period in the prior year. Net loss per share was $(0.14) for the second quarter of 2018 compared to $(0.60) for the same period in the prior year.

HTG ended the second quarter of 2018 with $40.7 million of cash, cash equivalents and short term, available-for-sale securities investments.

2018 Revenue Guidance:

The company reaffirms its full year revenue guidance of $21.0 to $25.0 million.

Conference Call and Webcast:

HTG will host an investment community conference call today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details follow:

Date:Tuesday, August 7, 2018

Time:4:30 p.m. Eastern Time

Toll Free:(866) 575-6539

International:(323) 794-2575

Conference ID:5460628

Webcast:http://public.viavid.com/index.php?id=130330

About HTG:

HTG is focused on next generation sequencing (NGS) based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Our mission is to empower precision medicine at the local level.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our planned Precision Immuno-Oncology panel, and our revenue and operational expectations. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that the Precision Immuno-Oncology panel may not function or provide benefits to our customers as expected, the risk that we may not achieve our revenue expectations for 2018 (including, without limitation, due to variations from our expectations in the amount or timing of work we perform under one or more companion diagnostic development programs with large pharma customers, which development programs comprise an increasing portion of our business and therefore have the ability to significantly impact the timing and amount of revenue recognized in one or more fiscal periods), the risk that we may not realize the benefits expected under our collaboration agreements, risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of first party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of first parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Product and product-related services	$2,023,312	$1,458,345	$3,756,858	$2,829,514
Collaborative development services	2,887,454	302,411	5,312,560	302,411
Total revenue	4,910,766	1,760,756	9,069,418	3,131,925
Cost of revenue	1,450,682	1,236,904	2,587,745	2,532,206
Gross margin	3,460,084	523,852	6,481,673	599,719

Operating expenses:
Selling, general and administrative	4,764,751	4,413,437	10,422,583	8,651,904
Research and development	2,758,984	1,618,889	5,348,270	2,885,952
Total operating expenses	7,523,735	6,032,326	15,770,853	11,537,856
Operating loss	(4,063,651)	(5,508,474)	(9,289,180)	(10,938,137)
Loss on settlement of Growth Term Loan	—	—	(105,064)	—
Other expense, net	(35,533)	(332,428)	(84,887)	(718,759)
Net loss before income taxes	(4,099,184)	(5,840,902)	(9,479,131)	(11,656,896)
Provision for income taxes	3,545	—	3,545	280
Net loss	$(4,102,729)	$(5,840,902)	$(9,482,676)	$(11,657,176)

Net loss per share, basic and diluted	$(0.14)	$(0.60)	$(0.36)	$(1.31)
Shares used in computing net loss per share, basic and diluted	28,375,379	9,769,322	26,549,895	8,875,177

HTG Molecular Diagnostics, Inc.
Condensed Balance Sheets

	June 30,	December 31,
	2018	2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$5,774,356	$9,968,600
Short-term investments available-for-sale, at fair value	34,955,936	—
Accounts receivable	3,481,994	6,356,268
Inventory, net of allowance of $62,329 at June 30, 2018 and $62,142 at December 31, 2017	1,002,549	1,180,521
Prepaid expenses and other	845,170	443,068
Total current assets	46,060,005	17,948,457

Deferred offering costs	—	2,953
Deferred MidCap revolving loan costs	75,184	—
Property and equipment, net	2,888,995	3,304,890
Total assets	$49,024,184	$21,256,300

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$1,306,917	$2,438,798
Accrued liabilities	2,427,776	3,746,786
Contract liabilities - current	315,592	665,882
NuvoGen obligation - current	605,979	496,442
Growth Term Loan payable - net of discount and debt issuance costs	—	5,793,599
Other current liabilities	199,164	200,460
Total current liabilities	4,855,428	13,341,967
NuvoGen obligation - non-current, net of discount	6,970,277	7,520,913
Convertible note, related party - net of debt issuance costs	2,967,487	2,960,760
MidCap Term Loan payable - net of discount and debt issuance costs	6,626,886	—
Other non-current liabilities	389,490	492,197
Total liabilities	21,809,568	24,315,837
Commitments and Contingencies (Note 14)
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 200,000,000 shares authorized at June 30, 2018 and December 31, 2017, 28,414,524 shares issued and outstanding at June 30, 2018 and 13,929,763 shares issued and outstanding at December 31, 2017	28,414	13,929
Additional paid-in-capital	171,246,278	131,492,595
Accumulated other comprehensive loss	(11,339)	—
Accumulated deficit	(144,048,737)	(134,566,061)
Total stockholders’ equity (deficit)	27,214,616	(3,059,537)
Total liabilities and stockholders' equity (deficit)	$49,024,184	$21,256,300

Contact:

Ashley Robinson

LifeSci Advisors, LLC

Phone: (617) 775-5956

Email: arr@lifesciadvisors.com

TJ Johnson
Chief Executive Officer
HTG Molecular Diagnostics
Phone: (520) 547-2827 x130
Email: tjjohnson@htgmolecular.com